UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 21, 2010 (September 16, 2010)

Date of Report (Date of earliest event reported)

LOGIC Devices Incorporated

(Exact name of registrant as specified in its charter)

0-17187

Commission File Number

California

94-2893789
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1375 Geneva Drive, Sunnyvale, California 94089

(Address of principal executive offices)

(Zip Code)

(408) 542-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

For the period August 3, 2010 through September 15, 2010, the Company’s closing bid price did not reach $1.00 per share. As a result, on September 16, 2010, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating the Company no longer complies with Nasdaq’s minimum bid price requirement of $1.00 per share as set forth in Listing Rule 5550(a)(2). However, the letter also indicated the Company has a compliance period of 180 calendar days to demonstrate compliance, per Listing Rule 5810(c)(3)(A). If, at anytime, during this compliance period the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide the Company with written confirmation of compliance and the matter will be closed.

In the event the Company does not regain compliance with Listing Rule 5550(a)(2) prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting, at which time it could appeal the delisting determination. Alternatively, the Company may be eligible for an additional compliance period if it meets the initial listing standards, with the exception of the minimum bid price, for The Nasdaq Capital Market. If it meets the initial listing criteria, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGIC Devices Incorporated (Registrant)

Date: September 21, 2010	By: /s/ Kimiko Milheim Kimiko Milheim Chief Financial Officer and Corporate Secretary